Exhibit 10.3

GENERAL MILLS, INC.

SUPPLEMENTAL BENEFITS TRUST

TRUST AGREEMENT

This TRUST AGREEMENT, amended and restated as of September 26, 1988, is between General Mills, Inc. (the “Grantor”) and Norwest Bank Minnesota, N.A. (formerly known as Norwest Bank Minneapolis, N.A.) (the “Trustee”).

1. Purpose. The purpose of this trust (the “Trust”), originally established on February 9, 1987, is to provide a vehicle to (a) hold assets of the Grantor as a reserve for the discharge of the Grantor’s obligations to certain individuals (the “Beneficiaries”) entitled to receive benefits under the Supplemental Savings Plan of General Mills, Inc., amended and restated as of January 1, 1986, and any other plan of deferred compensation that the Grantor so designates in writing to the Trustee, including those plans designated in Exhibit A attached hereto and made a part hereof (the “Plans”), and (b) invest, reinvest, disburse and distribute those assets and the earnings thereon as provided hereunder and in the Plans.

2. Trust Corpus. The Grantor hereby transfers to the Trustee and the Trustee hereby accepts and agrees to hold, in trust, the sum of Ten Dollars ($10.00) plus such cash and/or property, if any, transferred to the Trustee by the Grantor or on behalf of the Grantor pursuant to obligations incurred under any or all of the Plans and the earnings thereon, and such cash and/or property, together with the earnings thereon and together with any other cash or property received by the Trustee pursuant to Section 8(a) of this Trust Agreement, shall constitute the trust estate and shall be held, managed and distributed as hereinafter provided. The Grantor shall execute any and all instruments necessary to vest the Trustee with full title to the property hereby transferred.

3. Grantor Trust. The Trust is intended to be a trust of which the Grantor is treated as the owner for federal income tax purposes in accordance with the provisions of Sections 671 through 679 of the Internal Revenue Code of 1986, as amended (the “Code”). If the Trustee, in its sole discretion, deems it necessary or advisable for the Grantor and/or the Trustee to undertake or refrain from undertaking any actions (including, but not limited to, making or refraining from making any elections or filings) in order to ensure that the Grantor is at all times treated as the owner of the Trust for federal income tax purposes, the Grantor and/or the Trustee will undertake or refrain from undertaking (as the case may be) such actions. The Grantor hereby irrevocably authorizes the Trustee to be its attorney-in-fact for the purpose of performing any act which the Trustee, in its sole discretion, deems necessary or advisable in order to accomplish the purposes and the intent of this Section 3. The Trustee shall be fully protected in acting or refraining from acting in accordance with the provisions of this Section 3.

4. Irrevocability of Trust. The Trust shall be irrevocable and may not be altered or amended in any substantive respect, or revoked or terminated by the Grantor in whole or in part, without the express written consent of a majority of the Beneficiaries of the Trust; provided, however, that the Trust may be amended, as may be necessary either (i) to obtain a favorable ruling from the Internal Revenue Service with respect to the tax consequences of the establishment and settlement of the Trust, or (ii) to make nonsubstantive changes, which have no effect upon the amount of any Beneficiary’s benefits, the time of receipt of benefits, the identity of any recipient of benefits, or the reversion of any assets to the Grantor prior to the Trustee’s satisfaction of all the Trustee’s obligations hereunder; provided, further, that in the event of a “Change of Control” as defined in Section 12.4 of the Retirement Income Plan of General Mills, Inc. (hereinafter referred to as a “Change in Control”), the Trust may not be altered or amended in any substantive respect, or revoked or terminated by the Grantor’s successor unless a majority of the Beneficiaries, determined as of the day before such Change in Control, agree in writing to such an alteration, amendment, revocation or termination.

5. Investment of Trust Assets.

(a) Grantor shall have the sole power and responsibility for the management, disposition, and investment of the Trust assets, and Trustee shall comply with written directions from the Grantor. The Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of the Trust assets and shall retain such assets until directed in writing to dispose of them. Prior to issuing any such directions, the Grantor shall certify to the Trustee the person(s) at the Company or its agent who have the authority to issue such directions.

(b) In the administration of the Trust, Trustee shall have the following powers; however, all powers regarding the investment of the Trust shall be done solely pursuant to direction of the Grantor or its delegated agent or, if applicable, an Investment Manager, unless Trustee has been properly delegated investment authority:

(1) To hold assets of any kind, including shares of any registered investment company, whether or not Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;

(2) To sell, exchange, assign, transfer, and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed;

(3) To invest and reinvest assets of the Trust (including accumulated income) as directed;

(4) To vote, tender, or exercise any right appurtenant to any stock or securities held in the Trust, as directed;

(5) To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust, as directed;

(6) To sell or exercise any “rights” issued on any securities held in the Trust, as directed;

(7) To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;

(8) To make such distributions in accordance with the provisions of this Trust Agreement;

(9) To hold a portion of the Trust for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon for such period of time as necessary, notwithstanding that Trustee or an affiliate of Trustee may benefit directly or indirectly from such uninvested amounts. It is acknowledged that Trustee’s handling of such amounts is consistent with usual and customary banking and fiduciary practices, and any earnings realized by Trustee or its affiliates will be compensation for its bank services in addition to its regular fees; and

(10) To invest in deposit products of Trustee or its affiliates, or other bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed;

(11) To invest in securities (including stock and the rights to acquire stock) or obligations issued by the Grantor as that term is defined in the Plans;

(12) To appoint custodians, subcustodians, or subtrustees, domestic or foreign (including affiliates of the Trustee), as to part or all of the Trust; provided that the Trustee shall not be liable for the acts or omissions of any subcustodian appointed under this Section.

(c) From time to time the Grantor may appoint one or more investment managers who shall have investment management and control over all or a portion of the assets of the Trust (“Investment Managers”). The Grantor shall notify the Trustee in writing of the appointment of the Investment Manager. In the event more than one Investment Manager is appointed, the Grantor shall determine which assets shall be subject to management and control by each Investment Manager and shall also determine the proportion in which funds withdrawn or disbursed shall be charged against the assets subject to each Investment Manager’s management and control. Such Investment Manager shall direct Trustee as to the investment of assets and any voting, tendering, and other appurtenant rights of all securities held in the portion of the Trust over which the Investment Manager is appointed. Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of the Trust assets and shall retain such assets until directed in writing to dispose of them.

(d) Grantor may delegate to Trustee the responsibility to manage all or a portion of the Trust if Trustee agrees to do so in writing. Upon written acceptance of that delegation, Trustee shall have full power and authority to invest and reinvest the Trust in investments as provided herein, subject to any investment guidelines provided by Grantor.

(e) The Trustee shall have no responsibility to notify the Grantor of any calls for redemption which do not appear in Standard New York Financial Publications, unless the Trustee actually receives written notice of such call for redemption. The Trustee shall promptly notify the Grantor of each written notice actually received by the Trustee in the ordinary course of its custodial business hereunder concerning any default of payment in connection with securities held hereunder, call for redemption, exchange offer, tender offer, rights offering, subscription rights, conversion or similar rights, merger, consolidation, reorganization, reclassification or recapitalization, or similar event or proceeding affecting the property held in the Trust, and shall take such action in respect thereto as may be directed in writing by the Grantor.

(f) All solicitation fees payable to the Trustee as agent in connection with tender offers or any of the aforementioned proceedings that would not otherwise be payable to the Grantor will be retained by the Trustee, to the extent that said fee retention does not violate the Employee Retirement Income Security Act or other federal or state laws.

(g) Should any securities held in any depository be called for partial redemption by the issuer of such securities, the Trustee is authorized in the Trustee’s sole discretion to allot the called portion to the respective holders in any manner deemed to be fair and equitable in the Trustee’s judgment. Securities called for partial redemption must be in the Trust pursuant to an actual rather than provisional credit.

6. Distribution of Trust Assets.

(a) Subject to the provisions of paragraph (b) below, at such time as a Beneficiary is entitled to a payment under any of the Plans, he shall be entitled to receive from the Trust (i) an amount in cash equal to the amount to which he is entitled under the Plan or Plans at such time, less (ii) any payments previously made to him by the Grantor with respect to such amount pursuant to the terms of the Plans. The commencement of payments from the Trust shall be conditioned on the Trustee’s prior receipt of a written instrument from the Beneficiary in a form satisfactory to the Trustee containing representations as to (A) the amount to which the Beneficiary is entitled under the Plans, (B) the fact that he has requested the payment of such amount from the Grantor pursuant to the terms of the Plans, (C) the amount, if any, he has received from the Grantor under the Plans with respect to such amount, and (D) the amount to be paid him by the Trust (i.e., the difference between (A) and (C) above). All payments to a Beneficiary from the Trust shall be made in accordance with the provisions of the applicable Plan. The Trustee shall be fully protected in making any payment in accordance with the provisions of this paragraph.

(b) The Trustee shall make or commence payment to the Beneficiary in accordance with his representations not later than 30 business days after its receipt thereof; provided, however, that before the Trustee makes or commences any such payment and not later than 7 business days after its receipt of the Beneficiary’s representations, the Trustee shall request in writing the Grantor’s agreement that the Beneficiary’s representations are accurate with respect to the amount, fact, and time of payment to him. The Trustee shall enclose with such request a copy of the Beneficiary’s representations and written advice to the Grantor that it must respond to the Trustee’s request on or before the 20th business day (which date shall be set forth in such written advice) after the Beneficiary furnished such representations to the Trustee. If the Grantor, in a writing delivered to the Trustee, agrees with the Beneficiary’s representations in all respects, or if the Grantor does not respond to the Trustee’s request by the 20th day deadline, the Trustee shall make payment in accordance with the Beneficiary’s representations. If the Grantor advises the Trustee in writing on or before the 20th day deadline that it does not agree with any or all of the Beneficiary’s representations, the Trustee immediately shall take whatever steps it in its sole discretion, deems appropriate, including, but not limited to, a review of any notice furnished by the Grantor pursuant to paragraph (e) hereof, to attempt to resolve the difference(s) between the Grantor and the Beneficiary. If, however, the Trustee is unable to resolve such difference(s) to its satisfaction within 60 business days after its receipt of the Beneficiary’s representations, the Trustee shall make payment at such time and in such form and manner as is allowed under the Plans as of the date first stated above and as the Trustee, in its sole discretion, selects. The Trustee shall be fully protected in making or refraining from making any payment in accordance with the provisions of this paragraph.

(c) Notwithstanding any other provision of the Trust Agreement to the contrary, the Trustee shall, as directed, make payments hereunder before such payments are otherwise due if the Grantor determines, based on a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, or a decision by a court of competent jurisdiction involving a Beneficiary, or a closing agreement made under Code Section 7121 that is approved by the Internal Revenue Service and involves a Beneficiary, that a Beneficiary has recognized or will recognize income for federal income tax purposes with respect to amounts that are or will be payable to him under the Plans before they are paid to him.

(d) Unless (contemporaneously with his submission of the written instrument referred to in Paragraph (a) hereof) a Beneficiary furnishes documentation in form and substance satisfactory to the Trustee that no withholding is required with respect to a payment to be made to him from the Trust, the Trustee may deduct from any such payment and federal or state taxes (other than FICA, FUTA or local taxes) that may be required to be withheld. Notwithstanding the foregoing, the Grantor may direct the Trustee with respect to the federal and state withholding on such payments, and must direct the Trustee if any tax withholding is required on a payment subject to state/local income taxes in a state/locality other than the state/locality in which the Beneficiary currently resides (“Non-resident taxes”). If applicable, the Grantor shall direct the Trustee to remit any FICA, FUTA or local taxes to the Grantor and the Grantor shall have the responsibility for determining, reporting and paying the FICA, FUTA or local taxes to the appropriate tax authorities.

(e) The Trustee shall provide the Grantor with written confirmation of the fact and time of any commencement of payments hereunder within 10 business days after any payments commence to a beneficiary. The Grantor shall notify the Trustee in the same manner of any payments it commences to make to a Beneficiary pursuant to the Plans.

(f) The Trustee shall be fully protected in making or refraining from making any payment or any calculations in accordance with the provisions of this Section 6.

7. Termination of the Trust and Reversion of Trust Assets. The Trust shall terminate upon the first to occur of (i) the payment by the Grantor of all amounts due the Beneficiaries under each of the Plans and the receipt by the Trustee of a valid release to that effect from each of the Beneficiaries with respect to payments made to him, or (ii) the twenty-first anniversary of the death of the last survivor of the Beneficiaries who are in being on the date of the execution of this Trust Agreement. Upon termination of the Trust, any and all assets remaining in the Trust, after the payment to the Beneficiaries of all amounts to which they are entitled and after payment of the expenses and compensation in Sections 10 and 15(i) of this Trust Agreement, shall revert to the Grantor and the Trustee shall promptly take such action as shall be necessary to transfer any such assets to the Grantor. Notwithstanding the above, the Grantor shall be obligated to take whatever steps are necessary to ensure that the Trust is not terminated for a period of five (5) years following a Change in Control as of the date of the execution of this Trust Agreement, such steps to include, but not being limited to, the transfer to the Trustee of cash or other assets pursuant to the provisions of Section 8(a) hereof.

8. Powers of the Trustee.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Grantor agrees to indemnify Trustee against Trustee’s reasonable costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Grantor does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for Grantor generally) with respect to any of its duties or obligations hereunder, and Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder. Grantor shall pay the reasonable expenses for services by such individuals or entities, and if the Grantor does not pay such expenses in a reasonably timely manner, Trustee may obtain payment from the Trust.

(d) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(e) The duties of the Trustee shall be limited to the assets held in the Trust, and the Trustee shall have no duties with respect to assets held by any other person including, without limitation, any other Trustee for the Plan(s). The Grantor hereby agrees that the Trustee shall not serve as, and shall not be deemed to be, a co-trustee under any circumstances. The Grantor may request the Trustee to perform a recordkeeping service with respect to property held by others and not otherwise subject to the terms of this Trust Agreement. To the extent the Trustee shall agree to perform this service, its sole responsibility shall be to accurately reflect information on its books which it has received from an authorized party of the custodian of such property.

9. Resignation of Trustee and Appointment of Successor Trustee. Each Trustee shall have the right to resign upon 30 days’ written notice to the Grantor, during which time the Grantor shall appoint a “Qualified Successor Trustee.” If no Qualified Successor Trustee accepts such appointment, the resigning Trustee shall petition a court of competent jurisdiction for the appointment of a “Qualified Successor Trustee.” For this purpose, a “Qualified Successor Trustee” may be an individual or a corporation but may not be the Grantor, any person who would be a “related or subordinate party” to the Grantor within the meaning of Section 672(c) of the Code or a corporation that would be a member of an “affiliated group” of corporations including the Grantor within the meaning of Section 1504(a) of the Code if the words “80 percent” wherever they appear in that section were replaced by the words “50 percent.” Upon the written acceptance by the Qualified Successor Trustee of the trust and upon approval of the resigning Trustee’s final account by those entitled thereto, the resigning Trustee shall be discharged.

10. Trustee Compensation. The Trustee shall be entitled to receive as compensation for its services hereunder the compensation (a) as negotiated and agreed to by the Grantor and the Trustee, or (b) if not negotiated or if the parties are unable to reach agreement, as allowed a trustee under the laws of the State of Minnesota in effect at the time such compensation is payable. Such compensation shall be paid by the Grantor; provided, however, that to the extent such compensation is not paid by the Grantor, it shall be charged against and paid from the Trust and the Grantor shall reimburse the Trust for any such payment made from the Trust within 30 days of its receipt from the Trustee of written notice of such payment.

11. Trustee’s Consent to Act and Indemnification of the Trustee. The Trustee hereby grants and consents to act as Trustee hereunder. The Grantor agrees to indemnify the Trustee and hold it harmless from and against all claims, liabilities, legal fees and expenses that may be asserted against it, otherwise than on account of the Trustee’s own negligence or willful misconduct (as found by a final judgment of a court of competent jurisdiction) by reason of the Trustee’s taking or refraining from taking any action in connection with the Trust, whether or not the Trustee is a party to a legal proceeding or otherwise.

12. Prohibition Against Assignment. No Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust before such assets are paid to the Beneficiary as provided in Section 6, and all rights created under the Trust and the Plans shall be unsecured contractual rights of the Beneficiary against the Grantor. No part of, or claim against, the assets of the Trust may be assigned, anticipated, alienated, encumbered, garnished, attached or in any other manner disposed of by any of the Beneficiaries, and no such part or claim shall be subject to any legal process or claims of creditors of any of the Beneficiaries.

13. Annual Accounting. The Trustee shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, and, within ninety days following the close of each calendar year, and within ninety days after the Trustee’s resignation or termination of the Trust as provided herein, the Trustee shall render a written account of its administration of the Trust to the Grantor by submitting a record of receipts, investments, disbursements, distributions, gains, losses, assets on hand at the end of the accounting period and other pertinent information, including a description of all securities and investments purchased and sold during such calendar year. Written approval of an account shall, as to all matters shown in the account, be binding upon the Grantor and shall forever release and discharge the Trustee from any liability or accountability. The Grantor will be deemed to have given his written approval if he does not object in writing to the Trustee within one hundred and twenty days after the date of receipt of such account from the Trustee. The Trustee shall be entitled at any time to institute an action in a court of competent jurisdiction for a judicial settlement of its account.

14. Notices. Any notice or instructions required under any of the provisions of this Trust Agreement shall be deemed effectively given only if such notice is in writing and is delivered personally or by certified or registered mail, return receipt requested and postage prepaid, addressed to the addresses as set forth below of the parties hereto. The address of the parties are as follows:

(i)	The Grantor:

    General Mills, Inc.

    Post Office Box 1113

    Number One General Mills Boulevard

    Minneapolis, MN 55440

    Attention: Treasurer

(ii)	The Trustee:

    Norwest Bank Minnesota, N.A.

    6th and Marquette Avenue

    Minneapolis, MN 55479-0069

    Attention: Administrative Officer

The Grantor or Trustee may at any time change the address to which notices are to be sent to it by giving written notice thereof in the manner provided above.

15. Miscellaneous Provisions.

(a) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed therein and the Trustee shall not be required to account in any court other than one of the courts of such state.

(b) All section headings herein have been inserted for convenience of reference only and shall in no way modify, restrict or affect the meaning or interpretation of any of the terms or provisions of this Trust Agreement.

(c) This Trust Agreement is intended as a complete and exclusive statement of the agreement of the parties hereto, supersedes all previous agreements or understandings among them and may not be modified or terminated orally.

(d) The term “Trustee” shall include any successor Trustee.

(e) If a Trustee or Custodian hereunder is a bank or trust company, any corporation resulting from any merger, consolidation or conversion to which such bank or trust company may be a party, or any corporation otherwise succeeding generally to all or substantially all of the assets or business of such bank or trust company, shall be the successor to it as Trustee or custodian hereunder, as the case may be without the execution of any instrument or any further action on the part of any party hereto.

(f) If any provision of this Trust Agreement shall be invalid and unenforceable, the remaining provisions hereof shall subsist and be carried into effect.

(g) The Plans are by this reference expressly incorporated herein and made a part hereof with the same force and effect as if fully set forth at length. As of the date first stated above, the terms of the Plans are as set forth in Exhibit A attached hereto.

(h) The assets of the Trust shall be subject only to the claims of the Grantor’s general creditors in the event of the Grantor’s bankruptcy or insolvency. The Grantor shall be considered “bankrupt” or “insolvent” if the Grantor is (A) unable to pay its debts when due or (B) engaged as a debtor in a proceeding under the Bankruptcy Code, 11 U.S.C. Section 101 et seq. The Board of Directors and the chief executive officer of the Grantor must notify the Trustee of the Grantor’s bankruptcy or insolvency within three (3) days following the occurrence of such event. Upon receipt of such a notice, or, upon receipt of a written allegation from a person or entity claiming to be a creditor of the Grantor that the Grantor is bankrupt or insolvent, the Trustee shall discontinue payments to Beneficiaries. The Trustee shall, as soon as practicable after receipt of such notice or written allegation, determine whether the Grantor is bankrupt or insolvent. If the Trustee determines, based on such notice, written allegation, or such other information as it deems appropriate, that the Grantor is bankrupt or insolvent, the Trustee shall hold the assets of the Trust for the benefit of the Grantor’s general creditors, and deliver any undistributed assets to satisfy the claims of such creditors as a court of competent jurisdiction may direct. The Trustee shall resume payments to Beneficiaries only after it has determined that the Grantor is not bankrupt or insolvent, is no longer bankrupt or insolvent (if the Trustee determined that the Grantor was bankrupt or insolvent), pursuant to an order of a court of competent jurisdiction. Unless the Trustee has actual knowledge of the Grantor’s bankruptcy or insolvency, the Trustee shall have no duty to inquire whether the Grantor is bankrupt or insolvent. The Trustee may in all events rely on such evidence concerning the Grantor’s solvency as may be furnished to the Trustee which will give the Trustee a reasonable basis for making a determination concerning the Grantor’s solvency.

If the Trustee discontinues payment of benefits from the Trust pursuant to this Section 15(h) and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments which would have been made to each Beneficiary (together with interest) during the period of such discontinuance, less the aggregate amount of payments made to the Beneficiary by the Grantor in lieu of the payments provided for hereunder during any such period of discontinuance.

(i) Any reference hereunder to a Beneficiary shall expressly be deemed to include, where relevant, the beneficiaries of a Beneficiary duly appointed under the terms of the Plans. A Beneficiary shall cease to have such status once any and all amounts due such Beneficiary under the Plan have been satisfied.

(j) Any reference hereunder to the Grantor shall expressly be deemed to include the Grantor’s successor and assigns.

(k) Whenever used herein, and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural and the plural shall include the singular.

IN WITNESS WHEREOF, the parties hereto have executed this amended and restated TRUST AGREEMENT as of this 26th day of September, 1988.

GRANTOR:

GENERAL MILLS, INC.

Attest:

/s/ Ivy S. Bernhardson	By: /s/ C. L. Whitehill
Name: Ivy S. Bernhardson	Name: C. L. Whitehill
Title: Assistant Secretary	Title: Senior Vice President

TRUSTEE:

NORWEST BANK MINNESOTA, N.A.

Attest:

/s/ Gary R. Porter	By: /s/ Jill Greene
Name: Gary R. Porter	Name: Jill Greene
Title: Vice President	Title: Assistant Vice President

EXHIBIT A

A.	Deferred Compensation Plan, Amended and Restated as of January 1, 1986.

B.	Executive Incentive and Estate Building Program, Amended and Restated as of June 1, 1986.

C.	Supplemental Retirement Plan of General Mills, Inc., Amended and Restated effective as of January 1, 1986.

D.	Supplemental Savings Plan of General Mills, Inc., Amended and Restated effective as of January 1, 1986.